PREFERRED APARTMENT COMMUNITIES, INC.
Articles Supplementary
Series M1 Redeemable Preferred Stock
PREFERRED APARTMENT COMMUNITIES, INC., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Under a power contained in Article VI of the charter of the Corporation (the "Charter"), the Board of Directors by duly adopted resolutions classified and designated 1,000,000 shares of authorized but unissued Preferred Stock (as defined in the Charter) as Series M1 Redeemable Preferred Stock, with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.
Series M1 Redeemable Preferred Stock
1.Designation and Number. A series of Preferred Stock, designated as the Series M1 Redeemable Preferred Stock ("M1Shares"), is hereby established. There shall be 1,000,000 M1Shares.
2.    Definitions. In addition to the capitalized terms elsewhere defined herein, the following terms, when used herein, shall have the meanings indicated:
(a)    "NYSE" shall mean the New York Stock Exchange.
(b)    "Person" shall mean any company, limited liability company, partnership, trust, organization, association, other entity or individual.
(c)    "Trading Day" shall mean, (i) if the Common Stock (as defined in the Charter) is listed or admitted to trading on the NYSE, a day on which the NYSE is open for the transaction of business, (ii) if the Common Stock is not listed or admitted to trading on the NYSE but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which the principal national securities exchange or automated quotation system, as the case may be, on which the Common Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Common Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.
3.    Rank. M1Shares shall, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock and any other class or series of stock of the

Corporation the terms of which specifically provide that the holders of M1Shares are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of shares of such class or series (the "Junior Stock"); (b) on a parity with the Corporation's (x) Series A Redeemable Preferred Stock, par value $0.01 per share; (y) Series M Redeemable Preferred Stock, par value $0.01 per share; and (z) Series A1 Redeemable Preferred Stock, par value $0.01 per share, and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series of stock and the M1Shares are entitled to receive dividends and amounts distributable upon the liquidation, dissolution or winding up of the Corporation in proportion to their respective amounts of accumulated, accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the "Parity Stock"); and (c) junior to any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of M1Shares (the "Senior Stock").
4.    Dividends.
(a)    Subject to the preferential rights of holders of any class or series of Senior Stock, holders of M1Shares shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at an initial rate of 6.10% per annum (the "Dividend Rate") of the initial stated value of $1,000 per share (the "Stated Value"). Beginning one year from the date of original issuance of each M1Share, and on each one year anniversary thereafter for such M1Share, the Dividend Rate shall increase by 0.10% per annum for such M1Share; provided, however, that the Dividend Rate for any M1Shares shall not exceed seven and one half percent (7.10%) per annum. The dividends on each M1Share shall be cumulative from the first date on which such M1Share is issued and shall be payable monthly on the 20th day of the month following the month for which the dividend was declared or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). Any dividend payable on an M1Share for any partial dividend period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable in arrears to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date (the "Dividend Record Date") at least 15 days preceding the applicable Dividend Payment Date. The term "business day" shall mean any day, other than Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law to close, or a day which is or is declared a national or a New York state holiday.
(b)    Holders of M1Shares shall not be entitled to any dividends in excess of cumulative dividends, as herein provided, on the M1Shares.
(c)    No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on M1Shares that may be in arrears.

(d)    When dividends are not paid in full upon M1Shares or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon M1Shares and any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the M1Shares and accumulated, accrued and unpaid on such Parity Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend).
(e)    Except as set forth in the preceding paragraph, unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the M1Shares have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past dividend periods, no dividends (other than dividends or distributions paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared and paid or declared and set apart for payment by the Corporation and no other distribution of cash or other property may be declared and made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an equity incentive or benefit plan of the Corporation) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock or Parity Stock.
(f)    Notwithstanding the foregoing provisions of this Section 4, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or other distribution on any shares of Junior Stock or Parity Stock, or (ii) redeeming, purchasing or otherwise acquiring any Junior Stock or Parity Stock, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a real estate investment trust ("REIT") under Section 856 of the Code (as defined in the Charter).
5.    Liquidation Preference.
(a)    Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of Junior Stock, the holders of M1Shares shall be entitled to be paid out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation preference equal to the Stated Value per share (the "Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not declared) to and including the date of payment. Until the holders of M1Shares have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation, or proceeds thereof, distributable among the holders of M1Shares shall be insufficient to pay in full the above described Liquidation Preference and the liquidating payments on any shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of M1Shares and any such Parity Stock ratably in the same proportion as the respective amounts that would be payable on such M1Shares and any such Parity Stock if all amounts payable thereon were paid in full. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of M1Shares shall have no right or claim to any of the remaining assets of the Corporation.
(b)    Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of M1Shares and any Parity Stock, the holders of any classes or series of Junior Stock shall be entitled to receive any and all assets of the Corporation remaining to be paid or distributed, and the holders of M1Shares and any Parity Stock shall not be entitled to share therein.
(c)    The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, or the sale or transfer of all or substantially all of the assets or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
(d)    In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of M1Shares shall not be added to the Corporation’s total liabilities.
6.    Call by the Corporation.
(a)    An M1Share is not callable by the Corporation prior to the second anniversary of the date of original issuance of such M1Share to be called. However, in order to ensure that the Corporation remains qualified as a REIT under Section 856 of the Code, M1Shares shall be subject to the provisions of Section 4.04 of the Charter. Pursuant to Section 4.04 of the Charter, and without limitation of any provisions of such Section 4.04, M1Shares, together with all other Shares (as defined in the Charter), owned by a stockholder in excess of the Aggregate Share Ownership Limit (as defined in the Charter) will automatically be transferred to a Trust (as defined in the Charter) for the benefit of a Charitable Beneficiary (as defined in the Charter) and the Corporation shall have the right to purchase such transferred shares from the Trust. For this purpose, the Market Price (as defined in the Charter) of each M1Share shall equal the Stated Value, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the Call Date.
(b)    On and after the second anniversary of the date of original issuance of any M1Shares to be called, the Corporation may, at its option, call for redemption such M1Shares, in whole or from time to time, in part, at a call price equal to 100% of the Stated Value per share, plus an amount equal to all accumulated, accrued and unpaid dividends, if any, to and including the date fixed for the call as specified by the Corporation (the "Call Date").
(c)    The Call Date shall be selected by the Corporation and shall be 30 days after the date on which the Corporation sends the notice of the call.
(d)    If full cumulative dividends on all outstanding M1Shares have not been declared and paid or declared and set apart for payment for all past dividend periods, no M1Shares may be called pursuant to this Section 6, unless all outstanding M1Shares eligible to be called are simultaneously called, and neither the Corporation nor any of its affiliates may purchase or otherwise acquire M1Shares otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of M1Shares.
(e)    If fewer than all the outstanding M1Shares that are eligible to be called are to be called pursuant to this Section 6, the Corporation shall select those shares to be called pro rata or in such manner as the Board of Directors may determine.
(f)    Written notice as to the call of any M1Shares pursuant to this Section 6 shall be given by first class mail, postage pre-paid, to each such record holder of such M1Shares at the respective mailing addresses of each such holder as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the call of any such M1Shares except as to the holder to whom notice was defective or not given.
(g)    In addition to any information required by law or by the applicable rules of any exchange upon which M1Shares may then be listed or admitted to trading, such notice shall state: (i) the Call Date; (ii) the call price payable on the Call Date, including without limitation a statement as to whether or not an amount equal to accumulated, accrued and unpaid dividends shall be payable as part of the call price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; (iii) whether the call price will be paid in cash or Common Stock; and (iv) that dividends on the M1Shares to be called will cease to accrue on such Call Date. If less than all the M1Shares eligible to be called held by any holder are to be called, the notice mailed to such holder also shall specify the number of M1Shares held by such holder to be called.
(h)    If notice of the call of any M1Shares has been given and if the funds necessary for such call have been set apart by the Corporation for the benefit of the holders of any M1Shares called, then, from and after the Call Date, dividends will cease to accrue on such M1Shares, such M1Shares shall be called in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such M1Shares will terminate, except the right to receive the cash or Common Stock payable upon such call without interest thereon. No further action on the part of the holders of such M1Shares shall be required.
(i)    Subject to applicable law and the limitation on purchases when dividends on M1Shares are in arrears, the Corporation may, at any time and from time to time, purchase or otherwise acquire any M1Shares in the open market, by tender or by private agreement.
7.    Redemption at the Option of a Holder.
(a)    Subject to the provisions in this Section 7, each holder of M1Shares may deliver written notice to the Corporation requesting that the Corporation redeem each M1Share, held by such holder for cash or equal value of Common Stock (as set forth in Section 9(a)) as follows:
(i)    Beginning on the date of original issuance of the M1Shares to be redeemed, the holder thereof will have the right to require the Corporation to redeem such M1Shares at a redemption price equal to the Stated Value, plus an amount equal to all accumulated, accrued and unpaid dividends to the date such holder notice is deemed to be in good order by the Corporation (the "Redemption Date"), less the amount of the dividends previously paid for most recent three Dividend Record Dates, if any.
(ii)    On and after the first anniversary of the date of original issuance of the M1Shares to be redeemed, the holder thereof will have the right to require the Corporation to redeem such M1Shares at a redemption price equal to 100% of the Stated Value, plus an amount equal to all accumulated, accrued and unpaid dividends to the Redemption Date.
(b)    The obligation to redeem any M1Shares is limited to the extent that the Corporation does not have sufficient funds available to fund any such redemption or the Corporation is restricted by applicable law from making such redemption.
8.    [Reserved].
9.    Redemption and Call Price.
(a)    Any call price or redemption price payable pursuant to any call or redemption pursuant to Section 6 or Section 7 shall be paid in cash or, at the election of the Corporation, in shares of Common Stock, based on the closing price of the Common Stock for the Trading Day immediately preceding the applicable Call Date or Redemption Date.

(b)    In the event of any call or redemption pursuant to Section 6 or Section 7, if the applicable Call Date or Redemption Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called or redeemed shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the call price or redemption price for such shares.
10.    No Fractional Shares. The Corporation shall not issue fractional shares of Common Stock upon any call or redemption pursuant to Section 6 or Section 7, but in lieu of fractional shares, the Corporation shall round down to the nearest whole number of shares of Common Stock to be issued and shall issue a cash payment for the amount of the call price or redemption price that otherwise would have been issued as a fractional share.
11.    Appointment of Transfer Agent; Mechanics of any Call or Redemption.
(a)    The Corporation shall maintain or cause to be maintained a register in which, subject to such reasonable regulations as it may prescribe, the Corporation shall provide for the registration of M1Shares and of transfers of M1Shares for the purpose of registering M1Shares and of transfers of M1Shares as herein provided. The initial registrar and transfer agent for the M1Shares shall be Computershare Trust Company, N.A. The Corporation may appoint one or more additional transfer agents as it shall determine. The Corporation may change the transfer agent without prior notice to any holder.
(b)    If the Corporation elects to pay the call price or redemption price in Common Stock pursuant to Section 9(a), the Corporation shall cause the transfer agent to, as soon as practicable, but not later than three (3) business days after such call or redemption is completed, register the number of shares of Common Stock to which such holder shall be entitled as a result of such call or redemption. The Person or Persons entitled to receive the shares of Common Stock issuable upon such call or redemption shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the date such call or redemption is completed.
12.    Reservation of Shares.
(a)    The Corporation shall reserve and shall at all times have reserved out of its authorized but unissued shares of Common Stock, a sufficient number of shares of Common Stock to permit any call or redemption pursuant to Section 6 or Section 7 of the then outstanding M1Shares. All shares of Common Stock when issued upon a call or redemption of M1Shares shall be validly issued, fully paid and nonassessable.
(b)    Any M1Shares that shall at any time have been called or redeemed pursuant to Section 6 or Section 7 or otherwise acquired by the Corporation shall, after such call, redemption or acquisition, have the status of authorized but unissued Preferred

Stock, without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by the Board of Directors.
13.    Adjustments. If a call or redemption of any M1Shares pursuant to Section 6 or Section 7 occurs less than 20 Trading Days after the Corporation: (i) declaring a dividend or making a distribution on the Common Stock payable in Common Stock, (ii) subdividing or splitting the outstanding Common Stock, (iii) combining or reclassifying the outstanding Common Stock into a smaller number of shares or (iv) consolidating with, or merging with or into, any other Person, or engaging in any reorganization, reclassification or recapitalization that is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities, cash or other assets with respect to or in exchange for Common Stock (other than as a cash dividend or distribution declared by the Corporation), the Stated Value shall be adjusted so that the call or redemption of the M1Shares less than 20 Trading Days after such event shall entitle the holder to receive the aggregate number of shares of Common Stock or cash which, if the M1Shares had been called or redeemed immediately prior to such event, such holder would have owned upon such call or redemption and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization.
14.    Voting Rights. Holders of M1Shares shall not have any voting rights.
15.    Conversion. M1Shares are not convertible into or exchangeable for any other property or securities of the Corporation.
SECOND: M1Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.
THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 29th day of August, 2019.

ATTEST: By: /s/ Jeffrey R. Sprain Jeffrey R. Sprain Secretary	PREFERRED APARTMENT COMMUNITIES, INC. By: /s/ Daniel M. DuPree(SEAL) Daniel M. DuPree Chief Executive Officer

[Signature Page to M1Shares Articles Supplementary]